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                                                                    EXHIBIT 23.2


                   [LETTERHEAD OF LEMIEUX DECK MILLARD BOND]


                  CONSENT OF INDEPENDENT CHARTERED ACCOUNTANTS


We consent to the incorporation by reference in the Registration Statement (Form S-8 No.333-XXXXX) pertaining to the 2000 Stock Option Plan & 2001 Stock Compensation Plan of Inforetech Wireless Technology, Inc. of our report dated January 20, 2000 (except for notes 2 and 4 which are as of March 23, 2001), with respect to consolidated financial statements of Inforetech Wireless Technology, Inc. in the Annual Report (10K-SB405) for the period ended December 31, 1999 and for the period from August 11, 1998 (inception) through December 31, 1999.



/s/ Lemieux Deck Millard Bond


Langley, Canada
November 13, 2001                           Chartered Accountants